Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Earns $2.4 Million, or $0.28 Per Share, in Second Quarter of 2012

NOVATO, CA — August 6, 2012 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported its net income available to common shareholders in the second quarter of 2012 was $2.4 million, or $0.28 per share. Willis Lease earned $2.5 million, or $0.29 per share, in the first quarter of 2012, and $2.7 million, or $0.31 per share, in the second quarter of 2011. In the first six months of 2012, Willis Lease generated net income available to common shareholders of $5.0 million, or $0.56 per share, compared to $7.0 million, or $0.78 per share, in the first six months of 2011.

Second Quarter 2012 Highlights (at or for the periods ended June 30, 2012, compared to June 30, 2011):

•                  Net income was $2.4 million in the second quarter of 2012, compared to $2.7 million in the year ago quarter, due to lower lease rent and maintenance reserve revenue and differences in gains from sale of leased equipment, partially offset by lower net finance costs.

•                  Lease portfolio decreased 4% to $970.0 million from a year ago, with no engines purchased and 4 engines and 1 aircraft sold in the current quarter.

•                  Average utilization for the second quarter was 82% compared to 83% in the second quarter a year ago and 84% in the first quarter of 2012.

•                  Quarter-end utilization was 82%, compared to 83% a year ago and 85% at March 31, 2012.

•                  Total revenues fell 9% to $35.2 million from $38.7 million a year ago, reflecting lower average portfolio utilization, decreased portfolio size and lower gains from sale of equipment.

•                  Lease rent revenues decreased 7% to $23.8 million compared to $25.7 million a year ago.

•                  Maintenance reserve revenues decreased 7% to $9.4 million, compared to $10.1 million a year ago.

•                  Total net finance costs decreased 19% to $7.1 million, compared to $8.7 million in the year ago quarter, reflecting the maturity of higher cost interest rate swaps and lower levels of debt.

•                  Liquidity available from the revolving credit facility was $122.0 million at quarter end, up from $90.0 million a year ago.

•                  Tangible book value per common share was $22.62 compared to $22.24 a year ago.

•                  Willis Lease was added to the U.S. Small-Cap Russell 2000® Index, a subset of the Russell 3000 Index, in June 2012. Both indices are widely used by professional money managers as benchmarks for investment strategies.

“We had a reasonably good first half performance in 2012,” said Charles F. Willis, Chairman and CEO.  “While our lease rates and portfolio utilization continue to be challenged, we’re seeing signs that modest improvements in these key performance metrics can be expected over the next couple of quarters.”

“I am pleased to report that during the first six months of this year we have made Willis Mitsui & Co Engine Support, Ltd., our joint venture with Mitsui & Co., Ltd. based in Dublin, fully operational. I believe this joint venture has great potential, and I am very impressed with the cooperative and supportive spirit we have seen in our partners.

(more)

WLFC Reports 2Q12 EPS of $0.28

August 6, 2012

Although the original intent of the joint venture was to concentrate on acquiring and leasing V2500-A5 and CF34-10 engines, we are already discussing others ways to capitalize on our respective strengths. Also during the first half of 2012, we have spent a considerable amount of time with our bankers reviewing various options to enhance our debt funding and capital position in order to take full advantage of the historic low interest rate environment. As I have said many times before, capital management is a full-time job for us.”

“We ended the second quarter with a utilization rate of 82% which is down slightly from 83% a year ago,” said Donald A. Nunemaker, President. “Contrary to what our current portfolio utilization rate may indicate, we continue to see good demand for most engine types, although there remains a continuing oversupply of certain engine types in the market. While the utilization rate hasn’t changed that much, we now have a higher concentration of aviation assets that are unserviceable and not available for lease. Roughly one third of our off-lease assets are either undergoing repair, awaiting repair induction slots at repair facilities or pending the determination of repair, sell or consign. This is higher than usual mainly due to four widebody engines undergoing normal maintenance, as well as a package of aviation assets acquired in unserviceable condition late last year which remain under repair. The combined net book value of these assets totals $49.0 million or 5% of our total portfolio. We expect by the end of the year to have substantially reduced the amount of unserviceable assets, which will lead to their placement on lease or outright sale.  As a result, we expect utilization to improve between now and year-end, but the improvement is likely to be modest rather than dramatic.”

“Our net finance costs continue to decline due to low interest rates, less debt outstanding and maturities of interest rate swaps,” said Brad Forsyth, Chief Financial Officer. Total interest expenses were down 19% in the second quarter and down 16% in the first half of 2012 compared to the prior periods in 2011.  “We had $60.0 million of high cost swaps mature on March 15, 2012, with our total swap position decreasing to $315.0 million or 47% of floating rate debt.”

Balance Sheet

At June 30, 2012, Willis Lease had 191 commercial aircraft engines, 3 aircraft parts packages and 11 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $970.0 million, compared to 186 commercial aircraft engines, 3 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.0 billion a year ago.  The Company’s funded debt-to-equity ratio continues to drop and was 2.82 to 1 at quarter end, compared to 3.03 to 1 at December 31, 2011, and 3.09 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WLFC Reports 2Q12 EPS of $0.28

August 6, 2012

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2012	2011	Change	2012	2011	Change
REVENUE
Lease rent revenue	$23,810	$25,655	(7.2)%	$47,895	$52,961	(9.6)%
Maintenance reserve revenue	9,437	10,131	(6.9)%	18,015	18,357	(1.9)%
Gain on sale of leased equipment	1,388	2,534	(45.2)%	3,996	7,594	(47.4)%
Other income	518	372	39.2%	986	592	66.6%
Total revenue	35,153	38,692	(9.1)%	70,892	79,504	(10.8)%

EXPENSES
Depreciation expense	12,490	13,071	(4.4)%	24,996	26,260	(4.8)%
Write-down of equipment	—	—	0.0%	282	—	100.0%
General and administrative	9,304	9,213	1.0%	18,041	17,424	3.5%
Technical expense	1,435	2,160	(33.6)%	2,754	4,467	(38.3)%
Net finance costs
Interest expense	7,119	8,788	(19.0)%	15,066	18,032	(16.4)%
Interest income	(30)	(42)	(28.6)%	(60)	(85)	(29.4)%
Total net finance costs	7,089	8,746	(18.9)%	15,006	17,947	(16.4)%
Total expenses	30,318	33,190	(8.7)%	61,079	66,098	(7.6)%

Earnings from operations	4,835	5,502	(12.1)%	9,813	13,406	(26.8)%

Earnings from joint ventures	199	320	(37.8)%	596	626	(4.8)%

Income before income taxes	5,034	5,822	(13.5)%	10,409	14,032	(25.8)%
Income tax expense	1,805	2,340	(22.9)%	3,891	5,487	(29.1)%
Net income	$3,229	$3,482	(7.3)%	$6,518	$8,545	(23.7)%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	1,564	1,564	0.0%
Net income attributable to common shareholders	$2,447	$2,700	(9.4)%	$4,954	$6,981	(29.0)%

Basic earnings per common share	$0.29	$0.32		$0.58	$0.83

Diluted earnings per common share	$0.28	$0.31		$0.56	$0.78

Average common shares outstanding	8,585	8,322		8,495	8,436
Diluted average common shares outstanding	8,848	8,796		8,804	8,929

WLFC Reports 2Q12 EPS of $0.28

August 6, 2012

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2012	Dec 31, 2011	June 30, 2011
ASSETS
Cash and cash equivalents	$4,574	$6,440	$8,252
Restricted cash	84,878	76,252	106,714
Equipment held for operating lease, less accumulated depreciation	970,003	981,505	1,013,045
Equipment held for sale	7,639	20,648	6,987
Operating lease related receivable, net of allowances	8,555	8,434	7,736
Notes receivable, net of allowances	5	542	643
Investments	18,427	15,239	17,637
Property, equipment & furnishings, less accumulated depreciation	6,874	6,901	7,190
Equipment purchase deposits	1,369	1,369	3,376
Other assets	14,437	15,875	19,062
Total assets	$1,116,761	$1,133,205	$1,190,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$15,873	$16,833	$17,854
Liabilities under derivative instruments	11,067	12,341	13,722
Deferred income taxes	88,138	84,706	81,077
Notes payable	685,975	718,134	713,900
Other debt	—	—	69,745
Maintenance reserves	61,762	54,509	54,489
Security deposits	6,572	6,278	5,868
Unearned lease revenue	3,903	3,743	2,893
Total liabilities	873,290	896,544	959,548

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	93	91	90
Paid-in capital in excess of par	57,959	56,842	56,611
Retained earnings	161,658	156,704	152,305
Accumulated other comprehensive loss, net of tax	(8,154)	(8,891)	(9,827)
Total shareholders’ equity	243,471	236,661	231,094

Total liabilities and shareholders’ equity	$1,116,761	$1,133,205	$1,190,642

Note:  Transmitted on GlobeNewswire on August 6, 2012, at 5:00 a.m. PDT.

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